EXHIBIT 2.2
AMENDMENT NO. 1
TO
SECURITIES PURCHASE AGREEMENT
     This AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is entered into by and among CENTEX HOME EQUITY COMPANY, LLC, a Delaware limited liability company (the “Company”), CENTEX FINANCIAL SERVICES, LLC, a Nevada limited liability company (“Seller”), and FIF HE HOLDINGS LLC, a Delaware limited liability company (“Purchaser”).
     WHEREAS, the parties have entered into the Securities Purchase Agreement, dated as of March 30, 2006, among the Company, Seller and Purchaser (the “Agreement”); and
     WHEREAS, the parties desire to make certain amendments to the Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
     1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.
     2. Exercise of Call Rights.
          2.1. Notwithstanding Section 7.20 of the Agreement, Seller shall not be required to cause the Company and its Subsidiaries to exercise during the months of June and July 2006 their respective Call Rights with respect to the following Securitization Trusts that become exercisable on June 25, 2006: CHEC 2001-B; CHEC 2002-A; and CHEC 2002-C (the “June Calls”).
          2.2. Notwithstanding the foregoing, the June Calls shall be treated as though they had been exercised on June 26, 2006 for purposes of calculating the Adjusted Purchase Price in accordance with Section 1.2 of the Agreement. Without limiting the generality of the foregoing, the following shall apply to Section 1.2(b) of the Company Disclosure Schedule:

     a. For purposes of the “Additional Called Securitization Adjustment,” the June Calls will be treated as though they had been exercised on June 26, 2006.
     b. For purposes of the “Revised Advances Adjustment,” the mortgage loans held by the securitization trusts related to the June Calls are deemed not to be Securitized Home Equity Loans.
     c. For purposes of the “Revised Prepayment Penalty Adjustment,” the mortgage loans held by the securitization trusts related to the June Calls are deemed not to be Securitized Home Equity Loans.
     d. For purposes of clauses (A), (B) and (C) of the “Revised Owned Home Equity Loan Adjustment,” the mortgage loans held by the June Calls are deemed to be Owned Home Equity Loans.
     e. For purposes of the calculating the “Adjusted Existing Residual Securities Value” as of the Closing Date: (1) the Initial Benchmark Date Existing Residual Securities Value will not include the amounts corresponding to the June Calls; and (2) Existing Residual Securities are deemed not to include the June Calls.
3. Purchase of HSF II Home Equity Loans.
          3.1. Paragraph 7 of Section 7.11(c)(ii) of the Company Disclosure Schedule is amended and restated in its entirety to read as follows:
“7. Upon Closing, Purchaser shall purchase from HSF II the Home Equity Loans held by HSF II at a purchase price equal to the unpaid principal balance of such Home Equity Loans as of the opening of business on the Closing Date (the “HSF Purchase Price”).”
          3.2. The following new paragraph 7A shall be inserted immediately after Paragraph 7 on Section 7.11(c)(ii) of the Company Disclosure Schedule:
“7A. Upon Closing, in its capacity as servicer of the Home Equity Loans held by HSF II, the Company shall reconcile any errors in the HSF II balances by either (i) paying to HSF II any amounts by which (A) the HSF Purchase Price plus the balances, to the extent they relate to mortgage loan principal or Secured Liquidity Note issuance proceeds, in the Collateral Account and the Collection Account is less than (B) the outstanding balances of the Secured Liquidity Notes and Subordinated Notes as of the opening of business on the Closing Date or (ii) withdrawing from HSF II any amounts by which (A) the HSF Purchase Price plus the balances, to the extent they relate to mortgage loan principal or Secured Liquidity Note issuance proceeds, in the Collateral Account and the Collection Account exceeds (B) the outstanding balances of the Secured Liquidity Notes and Subordinated Notes as of the opening of business on the Closing Date.”

          3.3. The following new paragraph shall be added to Section 1.2(a) of the Company Disclosure Schedule:
““HSF II Initial Swap Adjustment”: There shall be added to the Initial Base Amount the amount that will be owed by Parent to the applicable swap counterparties on July 25, 2006 under the swap contracts identified on Section 12.1 of the Company Disclosure Schedule (the “HSF Swap Contracts”) with respect to activity relating to periods up to but not including the Closing Date. There shall be subtracted from the Initial Base Amount the amount owed by the applicable swap counterparties to Parent on July 25, 2006 under the HSF Swap Contracts with respect to activity relating to periods up to but not including the Closing Date. There shall be subtracted from the Initial Base Amount an amount equal to $1,300,000.”
          3.4. The following new paragraph shall be added to Section 1.2(b) of the Company Disclosure Schedule:
““HSF II Final Swap Adjustment”: There shall be added to the Initial Purchase Price the amount that will be owed by Parent to the applicable swap counterparties on August 25, 2006 under the HSF Swap Contracts with respect to activity relating to periods up to but not including the Closing Date. There shall be subtracted from the Initial Purchase Price the amount owed by the applicable swap counterparties to Parent on August 25, 2006 under the HSF Swap Contracts with respect to activity relating to periods up to but not including the Closing Date. There shall be added to the Initial Purchase Price an amount equal to $1,300,000.”
4. Repurchase Facility.
          4.1. Section 7.11(a) of the Agreement shall be amended and restated in its entirety to read as follows:
          “(a) Effective at the Closing, Seller and Purchaser shall either (i) cause to be terminated the mortgage loan repurchase facility between Bank of America, N.A., the Company and CTX Mortgage Company (the “Repurchase Facility”), and the program documents related to the Repurchase Facility listed on Section 7.11(a) of the Company Disclosure Schedule (the “Repurchase Facility Program Documents”) or (ii) cause to be amended all applicable Repurchase Facility Program Documents to withdraw CTX Mortgage Company as a seller thereunder, with the result that, in the case of either clause (i) or (ii), Seller and its Affiliates (including CTX Mortgage Company) shall have no further liability or obligation thereunder. If the Repurchase Facility is terminated in accordance with clause (i) of the preceding sentence, on the Closing Date, but immediately after the Closing, Purchaser shall cause the Company to repurchase all loans (the “BA Loans”) sold by the Company to and held by Bank of America, N.A. under the Repurchase Facility.”
          4.2. Section 2.2(c) of the Agreement shall be amended and restated in its entirety to read as follows:

     “(c) If applicable, immediately after the Closing, Purchaser shall provide to the Company the funds required to enable it to repurchase all BA Loans held by Bank of America, N.A. under the Repurchase Facility, and shall cause the Company to repurchase such loans in accordance with Section 7.11(a); and”
     4.3. Sections 2.3(b)(iv) of the Agreement shall be amended and restated in its entirety to read as follows:
     “(iv) if the Repurchase Facility is being terminated in accordance with Section 7.11(a), the funds required to enable the Company to repurchase all BA Loans held by Bank of America, N.A. under the Repurchase Facility; and”
     4.4. Section 2.3(p) of the Agreement shall be deleted in its entirety
     4.5. The following new Section 2.4(i) shall be added to the Agreement:
     “(i) evidence reasonably satisfactory to Seller that the actions contemplated by the first sentence of Section 7.11(a) have been completed or will be completed concurrently with the Closing.”
     5. Purchase Price Allocation. Purchaser and Seller agree that the Allocation Schedule delivered at Closing pursuant to Section 1.3(a) of the Agreement (the “Closing Allocation”) reflects the parties’ good faith estimate of the allocation of the Initial Purchase Price, subject only to review and confirm of the GAAP to tax differences for the treatment of REMICs (the “REMIC Treatment”). Adjustments as necessary to reflect the REMIC Treatment and changes in the Purchase Price in accordance with the provisions of Section 1.2(b) and (c) (the Allocation, as so modified, the “Final Allocation”) shall be made using the methodologies agreed to by the parties in the computation of the Closing Allocation including the principles set forth on Schedule 1 to this Amendment.
     6. Home Equity Loan Tape. The second sentence of Section 5.10(h) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Within two Business Days after the Closing Date, the Company shall deliver to Purchaser and Seller a Home Equity Loan “tape” as of the Closing Date to supplement Section 5.10(h) of the Company Disclosure Schedule (each of the February 28, 2006 and the Closing Date “tape” contained in Section 5.10(h) of the Company Disclosure Schedule being referred to herein as the “Tape,” as applicable.”
     7. Securitization Consents. The parties acknowledge that they have obtained the consent of Financial Security Assurance, Inc. (“FSA”) described in the first sentence of Section 7.11(d)(3) of the Company Disclosure Schedule. Notwithstanding the foregoing and Section 7.11(d) of the Agreement, if (i) the Company is terminated by FSA as servicer under any Home Equity Loan Securitization Document covered by such consent prior to the first date on which the related Call Rights are exercisable and (ii) the termination of the Company results from the revocation of such consent by FSA pursuant to Section 2(a) of such consent and is not primarily attributable to an event of default or a servicer termination event (other than servicer termination events related to pool performance criteria) occurring after the Closing Date, (a) Seller shall purchase from Purchaser, the Company or any of their Affiliates, as applicable, upon Purchaser’s request made within 30 days of such termination, the residual interests in the related Securitization Trust at the applicable purchase price set forth on Section 7.11(d)(4) of the Company Disclosure Schedule and (b) Seller shall compensate Purchaser, the Company or any of their Affiliates, as applicable, for the loss of the servicing rights, advances and prepayment penalties associated with such Securitization Trust, with pricing for such rights and assets to be calculated in accordance with the terms set forth on Section 7.11(d)(5) of the Company Disclosure Schedule.
     8. Settlement of Intercompany Obligations.
          8.1. Notwithstanding Section 7.13 of the Agreement, the parties agree that the accrual maintained on the Company’s books for contributions to the Profit Sharing and Retirement Plan of Centex Corporation (the “Profit Sharing Plan”) on behalf of the Company’s employees for the period beginning on January 1, 2006 through the Closing Date shall remain on the Company’s books and shall be taken into account in the calculation of Total Member’s Equity. Purchaser agrees to cause the Company to distribute an amount equal to such accrual at the time and in the manner such distributions under the Profit Sharing Plan have historically been made by the Company.
          8.2. The parties acknowledge and agree that, notwithstanding Section 7.13 of the Agreement, the Company and Seller shall not be required to, but may at their option, cause all Intercompany Obligations to be satisfied, paid and settled prior to the Closing. To the extent that any such Intercompany Obligations have not been satisfied, paid and settled prior to the Closing, such unsatisfied Intercompany Obligations shall be included in the calculation of the Initial Member’s Equity and the net amount owed by the Company or its Subsidiaries or by Seller and its Affiliates (other than the Company and its Subsidiaries, as applicable (the “Net Closing Intercompany Amount”), shall be satisfied and paid at the Closing. Notwithstanding the foregoing, any miscellaneous monthly charges in the ordinary course of business relating to periods up to the Closing Date, which are not determinable at Closing, will be satisfied by the Company after Closing in the ordinary course of business consistent with past practice and will be reflected in the calculation of Final Member’s Equity.
     a. Clause (i) of Section 1.2(a) of the Agreement shall be amended and restated in its entirety to read as follows:
     “(i) the Initial Member’s Equity, plus the Insurance Accrual Amount, plus the Net Closing Intercompany Amount to the extent owed by the Company and its Subsidiaries (or minus the Net Closing Intercompany Amount to the extent owed to the Company and its Subsidiaries),”

     b. Section 2.3(b) shall be amended to add the following new subsection (vi):
     “(vi) the Net Closing Intercompany Amount.”
     9. Ordinary Course of Business. Notwithstanding anything contained in the Agreement, including clause (b) of the definition of “Ordinary Course of Business” in Section 12.1 of the Agreement, the Company and its Subsidiaries shall be permitted to cause the 2006-A Securitization Trust to issue net interest margin securities and to take all actions necessary to permit the issuance of such net interest margin securities. Any entity or trust formed to issue such net interest margin securities will be deemed to be a Securitization Trust for purposes of Section 7.8 of the Agreement.
     10. Guarantees, Bonds and Other Obligations. Notwithstanding Section 7.12 of the Agreement, the parties agree that the indemnity agreements identified on Exhibit A hereto (the “Parent Bond Indemnities”), to which Parent and certain of its Affiliates are parties, shall remain in effect and Parent shall not take any action to terminate such indemnity agreements prior to the earlier of (a) March 31, 2007 or (b) the date on which all of the bonds identified on Exhibit B have been terminated and replaced or the issuers thereof have consented to the release and discharge of Parent and its Affiliates under the Parent Bond Indemnities. As promptly as practicable following Closing, Purchaser shall, and shall cause the Company to, use commercially reasonable efforts to terminate and replace the bonds identified on Exhibit B hereto or otherwise obtain the bond issuers’ consent to the release and discharge of Parent and its Affiliates, as applicable, from the Parent Bond Indemnities with respect to all existing or future bonds related to the Company and its Subsidiaries in a manner reasonably acceptable to Seller. If the bonds have not been terminated and replaced, or the issuers’ consent to the release and discharge of Parent and its Affiliates from the Parent Bond Indemnities have not been obtained, by March 31, 2007, Purchaser shall cause the Company to terminate all such bonds that are in effect as of such date. Seller shall not permit the Company to issue any additional bonds after the Closing Date that would be covered by the Parent Bond Indemnities without the prior written consent of Parent. Notwithstanding the foregoing, Purchaser, the Company and any CHEC Sister Companies shall in any event indemnify Parent and its Affiliates for all payments Parent and its Affiliates make related to the bonds identified on Exhibit B (or any additional bonds related to the Company to which Seller consents) after the Closing Date under all such indemnity agreements.
     11. Preservation of Books and Records. Notwithstanding Section 7.6(a) of the Agreement, the parties agree that one year following the Closing Date they will cooperate with one another in determining which employees and former employees of the Company still maintain balances in the Profit Sharing and Retirement Plan of Centex Corporation. At Seller’s option, Purchaser shall cause the Company either to (i) permit Seller to make copies at its expense of all personnel files for such employees or (ii) institute policies and procedures reasonably acceptable to Seller which are designed to ensure that all such personnel files are not disposed of or destroyed while the applicable employees maintain balances in the Centex plan without first giving Seller the option to make copies of such files.

     12. Payment of Purchase Price. The parties agree that, at Seller’s direction in accordance with Section 13.4 of the Agreement, Purchaser shall pay all proceeds owed by Purchaser to Seller under the Agreement, including the Initial Purchase Price and the Adjusted Purchase Price, directly to Centex Corporation.
     13. Revised Swap Adjustment. The definition of Revised Swap Adjustment in Section 1.2(b) of the Company Disclosure Schedule shall be amended and restated in its entirety as follows:
     ““Revised Swap Adjustment”: There shall be added to Initial Purchase Price the amount subtracted pursuant to the Swap Adjustment and there shall be subtracted from the Initial Purchase Price the amount added pursuant to the Swap Adjustment and there shall be subtracted from the Initial Purchase Price an amount equal to Book Value of the Residual Swaps as of the Closing Date (it being understood that the Book Value as of the Closing Date of those Residual Swaps terminated at Closing shall be equal to the cash received or paid in respect thereof), and there shall be added to the Initial Purchase Price an amount equal to (A) the Fair Market Value of the Residual Swaps on the Hedge Date (as determined pursuant to item (viii) of Schedule 1.2(a)), minus (B) the Unhedged Residual Value Differential, minus (C) any cash received in respect of the Residual Swaps from the Hedge Date through the Closing Date, plus (D) any cash paid in respect of the Residual Swaps from the Hedge Date through the Closing Date, plus or minus (E) any cash received or paid in respect of the sale, assignment or termination of the Residual Swaps through the Closing Date;”
     14. Miscellaneous.
          14.1. All provisions of the Agreement, unless amended by this Amendment, shall remain unchanged.
          14.2. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives, as of the date first written above.

SELLER:

CENTEX FINANCIAL SERVICES, LLC,
a Nevada limited liability company

By:	/s/ Lawrence Angelilli

Name:	Lawrence Angelilli

Title:	Senior Vice President

COMPANY:

CENTEX HOME EQUITY COMPANY, LLC
a Delaware limited liability company

By:	/s/ Anne E. Sutherland

Name:	Anne E. Sutherland

Title:	Executive Vice President, General Counsel and Secretary

PURCHASER:

FIF HE HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Pete Smith

Name:	Pete Smith

Title:	Manager

Exhibit A
Indemnity Agreements
General Agreement of Indemnity in favor of SAFECO Insurance Company of America, General Insurance Company of America, First National Insurance Company of America, and SAFECO National Insurance Company, dated November 8, 2000.
General Indemnity Agreement in favor of Arch Insurance Company, dated October 23, 2003.
Agreement of Indemnity in favor of Zurich American Insurance Company, dated February 14, 2005.
General Indemnity Agreement in favor of Hartford Insurance Company, dated March 24, 2004.

Exhibit B
Bonds
     See attached schedule.